Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Ameriprise Financial, Inc. for the registration of securities listed in the “Calculation of Registration Fee” table in the Registration Statement and to the incorporation by reference therein of our report dated February 27, 2006, with respect to the consolidated financial statements and schedules of Ameriprise Financial, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

May 3, 2006